EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A Nationwide Mutual Funds of our reports dated December 22, 2022 relating to the financial statements and financial highlights, which appear in Nationwide Bond Portfolio, Nationwide Multi Cap Portfolio, and Nationwide US 130/30 Equity Portfolios’ Annual Reports on Form N-CSR for the year ended October 31, 2022. We also consent to the references to us under the headings Independent Registered Public Accounting Firm in such Registration Statement.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

February 27, 2023